Exhibit 99.1
For Immediate News Release
October 26, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2015 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended September 30, 2015 of $206,142,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.53 for the three months ended September 30, 2015, compared to $1.83 per share for the comparable period of 2014, a decrease of 16.4%.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2015 decreased 5.6% to $2.02 from $2.14 for the comparable period of 2014. FFO per share adjusted for items as detailed in the Definitions and Reconciliations of this release ("Core FFO" per share) increased by 11.6% to $1.93 for the three months ended September 30, 2015 over the prior year period.

The increase in Core FFO per share was primarily driven by an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities, partially offset by an increase in common shares outstanding. FFO per share decreased for the three months ended September 30, 2015 as compared to the prior year period, primarily due to the recognition of the Company’s promoted interest from the sale of Avalon Chrystie Place in the prior year period, offset partially by the gain on extinguishment of debt and factors impacting the increase in Core FFO per share discussed above. The decrease in the Company’s EPS was primarily due to the decrease in gains on sale of consolidated and joint venture communities, including the sale of Avalon Chrystie Place in the prior year period, partially offset by an increase in NOI from newly developed and existing operating communities and gains from the extinguishment of debt.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the third quarter of 2015 to its July 2015 outlook:

Third Quarter 2015 Results
Comparison to July 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - July 2015 outlook (1)	$2.03	$1.92
NOI from communities	0.01	0.01
Acquisition costs and other	(0.02)	—
Q3 2015 per share reported results	$2.02	$1.93

(1) The mid-point of the Company's July 2015 outlook.

For the nine months ended September 30, 2015, EPS was $4.39 compared to EPS of $4.14 for the comparable period of 2014, an increase of 6.0%. FFO per share for the nine months ended September 30, 2015 increased 10.7% to $6.08 from $5.49 for the comparable period of 2014. Core FFO per share increased by 10.1% to $5.56 for the nine months ended September 30, 2015, over the prior year period.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Better-than-expected apartment fundamentals and well-executed operating initiatives helped produce our stabilized portfolio’s highest rate of sequential rental revenue growth in over a decade. We expect favorable apartment fundamentals to persist, supporting our fourth year of double-digit Core FFO per share growth since 2010."

Operating Results for the Quarter Ended September 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $44,835,000, or 10.4%, to $475,360,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities, Average Rental Rates increased 5.8%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 5.4%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.7%. Total revenue for Established Communities increased $18,566,000 to $356,163,000. Operating expenses for Established Communities increased $6,572,000, or 6.4%, to $108,520,000. NOI for Established Communities increased $11,994,000, or 5.1%, to $247,643,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2015 compared to the third quarter of 2014:

Q3 2015 Compared to Q3 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	4.5%	(0.1)%	6.6%	3.1%	14.9%
Metro NY/NJ	4.6%	(0.5)%	4.7%	3.7%	25.0%
Mid-Atlantic	0.7%	0.3%	4.0%	0.3%	15.2%
Pacific NW	8.0%	(0.8)%	12.1%	5.1%	4.9%
No. California	11.0%	(0.9)%	12.5%	9.5%	21.3%
So. California	7.1%	(0.2)%	4.8%	7.9%	18.7%
Total	5.8%	(0.4%)	6.4%	5.1%	100.0%

(1) See the full release for discussion of year over year variances.

(2) Represents each region's % of total NOI for Q3 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Nine Months Ended September 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $130,201,000, or 10.5%, to $1,375,187,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 5.1%, and were partially offset by a decrease in Economic Occupancy of 0.2%, resulting in an increase in rental revenue of 4.9%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.0%. Total revenue for Established Communities increased $48,236,000 to $1,043,282,000. Operating expenses for Established Communities increased $13,050,000, or 4.3%, to $315,895,000. NOI for Established Communities increased $35,186,000, or 5.1%, to $727,387,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014:

YTD 2015 Compared to YTD 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	3.6%	0.3%	9.4%	0.6%	14.0%
Metro NY/NJ	3.8%	(0.5)%	3.5%	3.2%	25.2%
Mid-Atlantic	0.5%	0.2%	3.8%	(0.4)%	15.6%
Pacific NW	7.2%	(0.1)%	6.4%	7.3%	5.1%
No. California	10.0%	(0.7)%	4.6%	10.8%	21.1%
So. California	6.3%	—%	0.7%	9.1%	19.0%
Total	5.1%	(0.2)%	4.3%	5.1%	100.0%

(1) See the full release for discussion of year over year variances.

(2) Represents each region's % of total NOI for YTD 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended September 30, 2015, the Company engaged in the following development activity:

The Company completed the development of two communities:

•	Avalon Vista, located in Vista, CA; and

•	Avalon Roseland, located in Roseland, NJ.

These two communities contain an aggregate of 357 apartment homes and were constructed for an aggregate Total Capital Cost of $103,000,000.

The Company started the construction of three communities:

•	Avalon Newcastle I, located in Newcastle, WA;

•	Avalon Chino Hills, located in Chino Hills, CA; and

•	Avalon Sheepshead Bay, located in Brooklyn, NY.

These communities will contain a total of 889 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $293,400,000.

The Company acquired land for development during the three months ended September 30, 2015 for an aggregate investment of $99,630,000. The Company anticipates starting construction of apartment communities on this land during the next 18 months.

The Company added three development rights during the three months ended September 30, 2015. If developed as expected, these development rights will contain a total of 814 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $275,000,000.

The projected Total Capital Cost of overall development rights decreased to $3.6 billion at September 30, 2015 from $3.7 billion at June 30, 2015.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Disposition Activity

During the three months ended September 30, 2015, the Company sold Avalon Lyndhurst, a wholly-owned community located in Lyndhurst, NJ. Avalon Lyndhurst contains 328 apartment homes and was sold for $99,000,000, resulting in a gain in accordance with GAAP of $35,216,000 and an Economic Gain of $18,028,000. Avalon Lyndhurst yielded an Unleveraged IRR of 8.4% over an investment period of 9.9 years.

Liquidity and Capital Markets

At September 30, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $420,445,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the third quarter of 2015 was 4.9 times.

During the three months ended September 30, 2015, the Company settled the final 3,890,725 shares of common stock at a settlement price of $146.35 per share, for net proceeds of $569,423,000, pursuant to the forward equity sale contract entered into in September 2014 to sell 4,500,000 shares of common stock, as described in the Company's third quarter 2014 earnings release dated October 27, 2014.
During the three months ended September 30, 2015, the Company repaid a $140,346,000 fixed rate secured mortgage note with an effective interest rate of 5.56% in advance of its May 2053 maturity date, resulting in a recognized gain of $18,987,000, consisting of the write-off of unamortized premium net of deferred financing costs of $30,215,000, partially offset by a prepayment penalty of $11,228,000.

Unconsolidated Real Estate Investments

During the three months ended September 30, 2015, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold three communities containing an aggregate of 684 apartment homes for an aggregate sales price of $183,100,000. The Company's aggregate share of the gain in accordance with GAAP was $20,066,000. In conjunction with the disposition of these communities, Fund II repaid an aggregate of $59,641,000 of related secured indebtedness in advance of the scheduled maturity dates. This resulted in charges for prepayment penalties and the write-off of deferred financing costs, of which the Company’s portion was $1,365,000, reported as a reduction of joint venture income.

Fourth Quarter and Updated Full Year 2015 Financial Outlook

For the fourth quarter and full year 2015 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook
	Q4 2015			Full Year 2015
	Low		High	Low		High
Projected EPS	$1.20	-	$1.26	$5.58	-	$5.64
Projected FFO per share	$1.91	-	$1.97	$7.99	-	$8.05
Projected Core FFO per share (1)	$1.95	-	$2.01	$7.51	-	$7.57

(1) Core FFO per share is adjusted for the items detailed in the Definitions and Reconciliations of this release.

Full Year 2015 Revised Financial Outlook
	October 2015			July 2015
	Low		High	Low		High
Established Communities:
Rental revenue change	4.9%	-	5.1%	4.5%	-	5.0%
Operating expense change	3.25%	-	3.75%	3.0%	-	4.0%
NOI change	5.4%	-	5.8%	5.0%	-	5.75%

Fourth Quarter Conference Schedule

The Company is scheduled to participate in NAREIT’s REITWorld Conference in Las Vegas, NV from November 17-19, 2015, and UBS’ Global Real Estate CEO/CFO Conference in London, England from December 1-2, 2015. During these conferences, management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company’s website at http://www.avalonbay.com/events one business day in advance of the conference.

Other Matters

The Company will hold a conference call on October 27, 2015 at 11:00 AM ET to review and answer questions about this release, its third quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 888-466-4442 domestically and 719-325-4856 internationally and use conference id: 366299.

To hear a replay of the call, which will be available from October 27, 2015 at 4:00 PM ET to November 3, 2015 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 366299. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 27, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of September 30, 2015, the Company owned or held a direct or indirect ownership interest in 282 apartment communities containing 82,851 apartment homes in eleven states and the District of Columbia, of which 27 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding insurance coverage, potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy in the event that the Company chooses to rebuild this community, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the

Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except per share data):

	Q3	Q3	YTD	YTD
	2015	2014	2015	2014
FFO, actual	$271,879	$282,221	$812,930	$717,553

Adjusting Items
Joint venture costs and (gains) (1)	1,611	2,721	(8,671)	(3,335)
Casualty and impairment loss (gain), net (2)	658	—	(14,863)	—
Lost NOI from Edgewater fire	1,738	—	5,072	—
Early extinguishment of consolidated borrowings	(18,987)	—	(26,736)	412
Gain on sale of real estate	—	—	(9,647)	—
Joint venture promote	—	(57,489)	(21,969)	(57,489)
Income taxes	—	—	997	—
Abandoned pursuits (3)	609	—	1,072	2,564
Acquisition costs	2,514	3	3,454	34
Severance related costs	120	360	1,784	660
Business interruption insurance proceeds	(357)	—	(511)	(587)

Core FFO	$259,785	$227,816	$742,912	$659,812

Core FFO per share	$1.93	$1.73	$5.56	$5.05

Average shares outstanding - diluted	134,709,460	131,905,995	133,663,770	130,728,000

(1) Amount for Q3 2015 is composed primarily of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with disposition activity. Amounts for 2014 and YTD 2015 are composed primarily of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) YTD 2015 amount is composed primarily of insurance proceeds, partially offset by costs from the fire at Edgewater.

(3) Composed of expensed development rights and retail tenant improvements.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2015 as well as prior years’ activities is presented in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2015	2014	2015	2014

Net income attributable to common stockholders	$206,142	$241,100	$586,610	$540,929
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	121,018	113,558	359,195	334,177
Distributions to noncontrolling interests, including
discontinued operations	9	9	28	26
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(20,074)	(72,446)	(30,947)	(72,897)
Gain on sale of previously depreciated real estate assets (1)	(35,216)	—	(106,151)	(84,682)
Impairment due to casualty loss	—	—	4,195	—

FFO attributable to common stockholders	$271,879	$282,221	$812,930	$717,553

Average shares outstanding - diluted	134,709,460	131,905,995	133,663,770	130,728,000

Earnings per share - diluted	$1.53	$1.83	$4.39	$4.14

FFO per common share - diluted	$2.02	$2.14	$6.08	$5.49

(1) YTD 2014 includes the impact of the noncontrolling portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the third quarter of 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$206,142
Interest expense, net	43,234
Income tax expense	39
Depreciation expense	120,184
EBITDA	$369,599

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	(843)
Gain on sale of communities	(35,216)
EBITDA after disposition activity	$333,540

Joint venture income	(20,554)
Casualty and impairment loss (gain), net	658
Lost NOI from Edgewater fire	1,738
Gain on extinguishment of debt, net	(18,987)
Other non-core adjustments (1)	2,886
Core EBITDA	$299,281

Interest expense, net	$43,234

Interest Coverage	6.9 times

(1) Refer to the Core FFO definition included in this release.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2015 Core EBITDA, as adjusted.

Total debt principal (1)	$6,288,982
Cash and cash in escrow	(420,445)
Net debt	$5,868,537

Core EBITDA	$299,281

Core EBITDA, annualized	$1,197,124

Net Debt-to-Core EBITDA	4.9 times

(1) Balance at September 30, 2015 excludes $6,902 of debt discount as reflected in unsecured notes, net, and $24,647 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2015	2014	2015	2015	2014	2015	2014
Net income	$206,076	$241,001	$172,253	$208,053	$142,530	$586,381	$554,801
Indirect operating expenses, net of corporate income	13,427	13,173	14,817	15,399	12,721	43,642	36,333
Investments and investment management expense	1,167	1,079	1,073	1,034	1,290	3,274	3,195
Expensed acquisition, development and other pursuit costs, net of recoveries	3,391	406	673	1,187	(6,855)	5,251	3,139
Interest expense, net	43,234	46,376	44,590	45,573	47,987	133,398	132,631
(Gain) loss on extinguishment of debt, net	(18,987)	—	(7,749)	—	—	(26,736)	412
General and administrative expense	10,464	11,233	10,335	10,468	10,715	31,266	30,618
Joint venture income	(20,554)	(130,592)	(13,806)	(34,566)	(5,241)	(68,925)	(143,527)
Depreciation expense	120,184	111,836	118,627	116,853	114,084	355,664	328,598
Income tax expense	39	57	1,293	15	9,332	1,348	127
Casualty and impairment loss (gain), net	658	—	(17,114)	5,788	—	(10,668)	—
Gain on sale of real estate assets	(35,216)	—	(9,625)	(70,958)	(24,470)	(115,798)	(60,945)
Gain on sale of discontinued operations	—	—	—	—	—	—	(37,869)
Income from discontinued operations	—	—	—	—	—	—	(310)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(843)	(4,144)	(1,353)	(1,437)	(3,540)	(3,634)	(16,666)
NOI	$323,040	$290,425	$314,014	$297,409	$298,553	$934,463	$830,537

Established:
New England	$32,202	$31,230	$30,985	$27,839	$30,499	$91,026	$90,441
Metro NY/NJ	68,973	66,515	67,880	65,109	67,486	201,962	195,787
Mid-Atlantic	36,157	36,036	35,938	36,031	36,652	108,125	108,587
Pacific NW	13,502	12,844	13,657	13,373	12,853	40,532	37,768
No. California	53,095	48,503	52,635	49,734	47,645	155,464	140,256
So. California	43,714	40,521	43,046	43,517	41,843	130,278	119,362
Total Established	247,643	235,649	244,141	235,603	236,978	727,387	692,201
Other Stabilized	36,930	33,238	36,536	34,818	36,734	108,283	80,307
Development/Redevelopment	38,467	21,538	33,337	26,988	24,841	98,793	58,029
NOI	$323,040	$290,425	$314,014	$297,409	$298,553	$934,463	$830,537

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at September 30, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2015	2014	2015	2014

Income from discontinued operations	$—	$—	$—	$310
Depreciation expense	—	—	—	—

NOI from discontinued operations	$—	$—	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$1,353	$6,904	$6,162	$27,499
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(510)	(2,760)	(2,528)	(10,833)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$843	$4,144	$3,634	$16,666

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q4 2015	$1.20	$1.26
Projected depreciation (real estate related)	0.88	0.92
Projected gain on sale of operating communities	(0.17)	(0.21)
Projected FFO per share (diluted) - Q4 2015	1.91	1.97

Early extinguishment of debt	0.01	0.01
Community operating and casualty losses	0.02	0.02
Acquisition costs and other non-core items	0.01	0.01
Projected Core FFO per share (diluted) - Q4 2015	$1.95	$2.01

Projected EPS (diluted) - Full Year 2015	$5.58	$5.64
Projected depreciation (real estate related)	3.58	3.62
Projected gain on sale of operating communities	(1.20)	(1.24)
Impairment due to casualty loss	0.03	0.03
Projected FFO per share (diluted) - Full Year 2015	7.99	8.05

Non recurring joint venture income and management fees	(0.22)	(0.22)
Community operating and casualty losses	(0.05)	(0.05)
Income taxes	0.01	0.01
Gain on sale of real estate	(0.07)	(0.07)
Early extinguishment of debt	(0.17)	(0.17)
Acquisition costs and other non-core items	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2015	$7.51	$7.57

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2015	2014	2015	2014

Rental revenue (GAAP basis)	$355,451	$337,085	$1,041,707	$993,500
Concessions amortized	195	928	844	3,950
Concessions granted	(132)	(377)	(475)	(2,821)

Rental Revenue with Concessions
on a Cash Basis	$355,514	$337,636	$1,042,076	$994,629

% change -- GAAP revenue		5.4%		4.9%

% change -- cash revenue		5.3%		4.8%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2015 is as follows (dollars in thousands):

Year To Date
NOI
NOI for Established Communities	$727,387
NOI for Other Stabilized Communities	108,283
NOI for Development/Redevelopment Communities	98,793
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	3,634
Total NOI generated by real estate assets	938,097
NOI on encumbered assets	216,020
NOI on unencumbered assets	$722,077

Unencumbered NOI	77%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.